Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $0.9 Million

Revenues of $4.4 million for Q3 2009

Redwood City, California, August 25, 2009 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its third fiscal quarter ended July 31, 2009.

For the quarter, Versant reported revenues of $4.4 million from its continuing operations, compared to $6.3 million for the same quarter of the last fiscal year.

The 30% decrease in revenues for the quarter as compared to the same quarter of last fiscal year was primarily attributable to a 49% decrease in license revenues in the quarter relative to the same period in the prior fiscal year.  Additionally, the increase in the dollar/euro exchange rate during the quarter contributed to approximately 6% of the decrease in revenues for the quarter ended July 31, 2009 over the same period last year.  In the quarter ended July 31, 2009 there were fewer license transactions and no customer accounted for more than 10% of total revenues in the quarter, whereas two customers contributed approximately 33% of total revenues in the quarter ended July 31, 2008.

Net income for the quarter was $0.9 million and diluted net income per share was $0.25, compared to net income of $2.7 million and diluted net income per share of $0.70 for the third quarter of fiscal 2008.

Versant’s cash and cash equivalents balance remained unchanged from the second fiscal quarter ended April 30, 2009 at $26.8 million.

Since announcement of our stock repurchase program in December 2008, under which the Company is authorized to repurchase up to $5.0 million worth of its outstanding common shares, Versant has acquired 206,377 of its common shares in the open market for a total price of approximately $3.0 million, or an average purchase price of $14.47 per share, leaving a balance of approximately $2.0 million in funds available for future repurchases of stock under this program until its expiration on October 31, 2009.

“In the current quarter we have witnessed an increase of approximately 12% in revenues and 19% in diluted net income per share when compared to the prior quarter”, said Jochen Witte, CEO of Versant Corporation. “We view this as a possible signal of stabilization, although the software market certainly remains very difficult.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries, including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections.  These forward-looking statements include the statements in this press release regarding the statement in this release that changes in Versant’s financial results for the quarter ended July 31, 2009 over the quarter ended April 30, 2009, may possibly indicate some improvement in the software market.  Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact of the ongoing downturn in the global economy, which may reduce our customers’ revenues, profits and cash reserves and thus dissuade them from making strategic capital purchase decisions for our products and services; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors, delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s ability to successfully manage its costs and operations, any failure of our efforts to capitalize on, or successfully integrate, the recently acquired db4o database business or to ultimately make that business profitable; and the capabilities of our recently appointed Vice President of Sales, North America.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the fiscal year ended October 31, 2008, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday, August 25, 2009
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-877-941-9205
International:	1-480-629-9835
Conference ID:	4140499

Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00006922

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until September 1, 2009.

Replay number US:	1-800-406-7325
International Replay number:	1-303-590-3030
Replay Pass Code**:	4140499

** Enter the playback pass code to access the replay.

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

(unaudited)

	July 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$26,755	$27,234
Trade accounts receivable, net of allowance for doubtful accounts of $8 and $16 at July 31, 2009 and October 31, 2008, respectively	2,576	2,801
Other current assets	736	399
Total current assets	30,067	30,434

Property and equipment, net	595	670
Goodwill	8,410	6,720
Intangible assets, net	879	565
Other assets	—	172
Total assets	$39,951	$38,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$200	$371
Accrued liabilities	1,159	1,525
Deferred revenues	3,834	3,120
Deferred rent	18	17
Total current liabilities	5,211	5,033

Deferred revenues	243	317
Deferred rent	—	13
Other long-term liabilities	48	44
Total liabilities	5,502	5,407

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,565,992 shares issued and outstanding at July 31, 2009, and 3,746,581 shares issued and outstanding at October 31, 2008	95,714	97,717
Accumulated other comprehensive income	252	183
Accumulated deficit	(61,517)	(64,746)
Total stockholders’ equity	34,449	33,154
Total liabilities and stockholders’ equity	$39,951	$38,561

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,	July 31,	July 31,	July 31,
	2009	2008	2009	2008

Revenues:
License	$2,025	$3,943	$7,198	$12,330
Maintenance	2,345	2,305	6,617	6,764
Professional services	63	52	196	211
Total revenues	4,433	6,300	14,011	19,305

Cost of revenues:
License	84	75	206	233
Amortization of intangible assets	96	79	296	237
Maintenance	364	354	1,080	1,103
Professional services	29	18	100	74
Total cost of revenues	573	526	1,682	1,647

Gross profit	3,860	5,774	12,329	17,658

Operating expenses:
Sales and marketing	1,049	898	3,046	2,696
Research and development	1,022	1,003	2,996	3,159
General and administrative	813	1,181	2,817	4,244
Total operating expenses	2,884	3,082	8,859	10,099

Income from operations	976	2,692	3,470	7,559
Interest and other income (expenses), net	(24)	261	232	591
Income from continuing operations before taxes	952	2,953	3,702	8,150
Provision for income taxes	61	295	473	992
Net income from continuing operations	891	2,658	3,229	7,158
Net income from discontinued operations, net of income taxes	—	—	—	98
Net income	$891	$2,658	$3,229	$7,256

Basic income per share:
Net income from continuing operations	$0.25	$0.71	$0.89	$1.93
Net income from discontinued operations, net of income taxes	$—	$—	$—	$0.03
Net income per share, basic	$0.25	$0.71	$0.89	$1.96

Diluted income per share:
Net income from continuing operations	$0.25	$0.70	$0.88	$1.89
Net income from discontinued operations, net of income taxes	$—	$—	$—	$0.03
Net income per share, diluted	$0.25	$0.70	$0.88	$1.92

Shares used in per share calculation:
Basic	3,574	3,729	3,648	3,704
Diluted	3,609	3,806	3,683	3,781

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$15	$14	$42	$42
Sales and marketing	$37	$51	$95	$153
Research and development	$66	$43	$166	$124
General and administrative	$145	$119	$430	$308